BMS/MYOK Merger Regular Employee-Related Terms October 2020 EXHIBIT (a)(1)(J)

Background On October 5, 2020, Bristol-Myers Squibb (BMS) and MyoKardia jointly announced that BMS would acquire MyoKardia for $225.00/share. It is anticipated that the transaction will close some time in the fourth quarter. Many terms of the agreement address employee-related financial matters such as the treatment of equity comp and benefits. The agreement terms have been signed but the transaction has not yet closed. We call this the ”sign-to-close period”. The time after the transaction closes will be referred to as “after close” or “upon close”. Equity-related terms are for employees with a start date on or before October 2, 2020. For those with start dates on or after October 5, 2020, please refer to your offer letter for an explanation of terms. MyoKardia and its employees are unable to provide tax planning advice. You are invited to download this presentation and share it with your tax advisor. Employee-Related Agreement Terms October 2020

Financial Instruments

Employee-Owned Stock All shares that you own outright (for example, from historical vesting and settlement of RSUs, option exercises, ESPP purchases and/or open market purchases) will be cancelled, and the merger consideration of $225.00 per share will be paid out to you in your brokerage account shortly after the transaction closes. There could be capital gains implications. Contact your tax advisor for counsel. For those interested in donating shares, you may do so as long as you are not subject to a blackout. For those who own shares outright, you may have received notification of the tender offer through e*Trade or another brokerage where you hold your shares. This notification is normal and in the ordinary course of any tender offer. If you have questions, you may contact MacKenzie Partners at 1-800-322-2885. MacKenzie has been retained as the information agent. Employee-Related Agreement Terms October 2020

RSUs Each RSU award you hold (whether vested or unvested) will be cancelled in exchange for an amount in cash equal to the product of: (a) $225.00 and (b) the number of shares subject to the RSU award. This cash payment will be paid to you through payroll shortly after the transaction closes and is subject to applicable withholding taxes. RSUs that vest in accordance with the normal vesting schedule prior to the close of the transaction will be settled on schedule in the ordinary course. Employee-Related Agreement Terms October 2020

Vested and Unvested Stock Options All outstanding, unexercised options you hold, both vested and unvested, will be cancelled in exchange for an amount in cash equal to the product of: (a) the excess of $225.00 over the applicable per share exercise price, and (b) the number of shares subject to the option. This cash payment will be paid to you shortly after the transaction closes through payroll and is subject to applicable withholding taxes. Employee-Related Agreement Terms October 2020

Employee Stock Purchase Plan (ESPP) Employee-Related Agreement Terms October 2020 For the ESPP purchase period in effect that ends on October 31, 2020, your contributions will be used to purchase MyoKardia stock at $48.37/share (a 15% discount to the closing price on May 1, 2020, which was $56.91/share). You will then own these shares, and upon closing of the transaction, they will be cancelled, and the merger consideration of $225.00 per share will be paid out to you in your stock account. No new ESPP offering period will commence.

401(k) The MyoKardia 401(k) plan will be terminated immediately prior to close. At termination, all employees will be 100% vested in their outstanding account balances. Following termination of the 401(k) plan, all employees will have the option to rollover their account balances to an IRA or another qualified plan about which Fidelity will inform you in writing. Those who stay with BMS will be eligible to participate in the BMS 401(k) plan at a later date still to be determined, with more information to be forthcoming as we get closer to the closing. Employee-Related Agreement Terms October 2020

Compensation and Severance

Severance Policy Employee-Related Agreement Terms October 2020 Should BMS separate a MyoKardia employee without Cause, or should a MyoKardia employee resign for Good Reason, in either case, at close or within one year following close, the following terms are provided in the Change in Control and Severance Policy: All employees below the VP level are entitled to: A cash severance payment in an amount equal to six months of base salary, plus a pro-rated target annual bonus based on the number of days of continuous employment during the year of termination. 6 months of subsidized COBRA coverage, as well as 6 months of outplacement services. Following the employer-subsidized COBRA coverage period, employees may choose to pay the full amount for COBRA coverage for a period that extends up to a full 18 months following termination (inclusive of the employer-subsidized COBRA coverage period). If an employee is separated, their accrued and unused PTO, including Flex Days, will be paid out through payroll.

2020 Annual Bonuses Employee-Related Agreement Terms October 2020 2020 employee annual bonuses will be paid in the ordinary course in February 2021, subject to continued employment through the payment date: For employees who are terminated without Cause or resign for Good Reason prior to the payment date, bonuses will be paid as soon as is administratively practicable following the date of termination, subject to execution of a customary release of claims 2020 employee bonuses are determined in two parts up to a maximum of 150%: Corporate Performance As permitted under the merger agreement, the corporate performance portion will be assessed for all employees at 150% of target in recognition of the great accomplishments MyoKardia achieved in 2020. Individual Performance Individual performance will be calculated with the potential assessment up to 150% of target, with consideration given to 2020 individual goals and multi-rater feedback.

Post Closing Employee-Related Agreement Terms October 2020 We understand BMS offers competitive and compelling Total Rewards and more information will be provided to MyoKardia employees on the timing of post-closing entry into any of those plans, including benefits and worklife offerings. Under the terms of the merger agreement, BMS has made certain commitments to MyoKardia employees who remain with BMS: Each employee will be provided with no less than his or her existing base salary and target annual cash bonus opportunity for 12 months following the closing (or until 1/1/22 at the latest) As neither the precise timing of the closing, nor the date that MyoKardia employees will enter BMS’ benefits plans, is known yet, MyoKardia plans to offer open enrollment for 2021 to all employees November 18 – December 3. It is important that each employee makes his or her elections.

Employee-Related Agreement Terms October 2020 Additional Information about the Proposed Transaction and Where to Find It This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that Bristol-Myers Squibb and its acquisition subsidiary filed with the SEC upon commencement of the tender offer. Bristol-Myers Squibb and its acquisition subsidiary have filed a tender offer statement on Schedule TO with the SEC, and MyoKardia has filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY MYOKARDIA’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement were mailed to MyoKardia’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement is also available to all stockholders of MyoKardia by accessing www.myokardia.com or by contacting MyoKardia’s Investor Relations contact at ir@myokardia.com. In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) are available at no charge on the SEC’s website: www.sec.gov. MYOKARDIA’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Cautionary Statement Regarding Forward-Looking Statements This communication contains forward-looking statements. Forward-looking statements relate to future events or MyoKardia’s future financial performance. MyoKardia generally identifies forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. MyoKardia has based these forward-looking statements largely on its then-current expectations and projections about future events and financial trends as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond MyoKardia’s control. MyoKardia’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: (i) risks associated with the timing of the closing of the Offer or the Merger, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transactions will not occur; (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the Merger Agreement; (iii) unanticipated difficulties or expenditures relating to the proposed transactions, the response of business partners and competitors to the announcement of the proposed transactions, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed transactions; and (iv) those risks detailed in MyoKardia’s most recent Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q with the SEC, as well as other documents that may be filed by MyoKardia from time to time with the SEC. MyoKardia cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this report relate only to events as of the date on which the statements are made. MyoKardia undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.